Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the incorporation of our report dated March 31, 1995, except for Note 9, which is as of April 5, 1996, on the financial statements of The Bank of Franklin as of December 31, 1994, and for the year then ended, in the Amended Registration Statement on Form S-4 of United Community Bankshares, Inc., filed with the Securities and Exchange Commission on or about May 10, 1996, and to the use of our name under the caption "Experts" in the Joint Proxy Statement.


FRANK EDWARD SHEFFER & CO.

/s/ FRANK EDWARD SHEFFER & CO.

Certified Public Accountants
Suffolk, Virginia

May 8, 1996